                                                                    Exhibit 11.0

                              GA FINANCIAL, INC.
                      STATEMENT REGARDING COMPUTATION OF
                    EARNINGS PER SHARE FOR THE YEARS ENDED
                          DECEMBER 31, 1997 AND 1996
               (Dollars in Thousands, Except Per Share Amounts)

                                                            For the Calendar Year
                                                           -----------------------
                                                               1997       1996
                                                           ----------- -----------
Basic:
  Net income.............................................  $    8,317  $    5,602

  Net income applicable to common stock..................       8,317       5,602
                                                           ----------  ----------
  Average common shares
    outstanding - basic..................................   7,021,900   7,845,214
  Basic earnings per share...............................  $     1.18  $     0.71
                                                           ----------  ----------
Diluted:
  Net income.............................................  $    8,317  $    5,602
                                                           ----------  ----------
  Average common shares outstanding - basic..............   7,021,900   7,845,214
  Effect of dilutive securities:
    Shares issuable upon exercise of outstanding
      stock options and stock awards.....................     196,188          --
  Average common shares outstanding - diluted............   7,218,088   7,845,214
                                                           ----------  ----------
Diluted earnings per share...............................  $     1.15  $     0.71
                                                           ==========  ==========